VALCOR REPORTS SECOND QUARTER RESULTS

     DALLAS, TEXAS . . July 24, 1997 . . Valcor, Inc. reported income from continuing operations of $4.4 million in the second quarter of 1997 compared to $1.3 million in the second quarter of 1996. For the first six months of 1997, income from continuing operations was $7.7 million compared to $2.4 million in the first six months of 1996. Margins in the Company's component products business improved due primarily to higher volumes in all three major product lines (ergonomic workstations, drawer slides and locks).

     Discontinued operations include both the results of Medite Corporation's building products operations and Sybra, Inc.' s fast food operations, and in the second quarter of 1997 include a net-of-tax gain on disposal of approximately $19 million related to the previously-reported disposition of the Company's fast food operations. The extraordinary loss relates to the write-off of unamortized deferred financing costs resulting from the early retirement of $27.6 million of the Company's 9 5/8% Senior Notes in connection with the tender offer completed in April 1997.

                             SUMMARY OF OPERATIONS

                                  (Unaudited)
                                 (In millions)

                                  THREE MONTHS ENDED      SIX MONTHS ENDED
                                     JUNE 30,                 JUNE 30,

                                        1996*  1997       1996*   1997

Net sales - component products         $21.7  $27.5      $ 42.9   $53.3




Operating income - component product   $ 5.0  $ 6.9      $  9.4   $13.2
General corporate items:
  Interest income                         .2    2.3          .5     4.2
  Expenses                               (.1)   (.1)        (.2)    (.4)
Interest expense                        (2.5)  (1.9)       (5.0)   (4.4)


    Income before income taxes           2.6    7.2         4.7    12.6
Income taxes                             1.3    2.8         2.3     4.9


    Income from continuing operation     1.3    4.4         2.4     7.7
Discontinued operations                  3.3   19.7       (11.0)   35.8
Extraordinary item                       -      (.4)        -       (.4)


    Net income (loss)                  $ 4.6  $23.7      $ (8.6)  $43.1



[FN]

* Reclassified for discontinued operations.

    Valcor Inc., a wholly-owned subsidiary of publicly-traded Valhi, Inc. (NYSE:
VHI), has continuing operations in the component products industry. In connection with the registration of its 9 5/8% Senior Notes due 2003, Valcor files periodic reports with the Securities and Exchange Commission.

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